Exhibit 99.1

NPS Pharma Reports Second-Quarter 2014 Financial Results

Net global Gattex®/Revestive® sales of $22 million representing sequential growth of 22 percent

Full-year sales on track to meet guidance of $100 to $110 million

Advisory Committee meeting to review Natpara® BLA on September 12; PDUFA date of October 24

Conference call today at 5:00 PM ET

BEDMINSTER, N.J.--(BUSINESS WIRE)--August 6, 2014--NPS Pharmaceuticals, Inc. (NASDAQ:NPSP), a global biopharmaceutical company pioneering and delivering innovative therapies that transform the lives of patients with rare diseases, today reported its results for the quarter ended June 30, 2014.

NPS Pharma reported net global Gattex®/Revestive® sales of $22.0 million for the second quarter of 2014, compared to $4.8 million for the same period last year. NPS Pharma continues to expect to achieve full-year 2014 global net sales of $100 to $110 million representing more than 200 percent year-over-year growth.

“Our gastrointestinal rare disease franchise continues to flourish with the success of Gattex in the U.S., including the expansion of our label to include long-term data from the STEPS 2 study,” said Francois Nader, MD, president and chief executive officer of NPS Pharma. “Internationally, we are pleased with the progress we are making toward the commercialization of Revestive in key EU markets, and the execution of our development strategy in Japan.”

Dr. Nader added: “We continue to progress our high-potential endocrinology franchise toward commercialization. We are preparing for an FDA Advisory Committee meeting on September 12 as part of the Agency’s review of our Biologic License Application for Natpara and PDUFA date of October 24. Commercial readiness remains a key focus to prepare for the subsequent successful U.S. introduction of Natpara. We are also preparing to file our Marketing Authorization Application for Natpar, the European brand name for Natpara. And we expect to report preliminary data late this year or early next year from our recently initiated Phase 2a study of NPSP795 in autosomal dominant hypocalcemia.”

Financial Results

Net income (loss)

NPS Pharma reported net income of $2.0 million or $0.02 per diluted share for the second quarter of 2014 compared to a net loss of $12.4 million or $0.13 per diluted share for the same period last year.

Revenues

The company’s revenues were comprised of net product sales for Gattex/Revestive and royalty revenues. Net sales were $22.0 million for the second quarter of 2014 compared to $4.8 million for the same period last year. In February 2013, NPS Pharma launched and initiated sales of Gattex in the U.S.

Royalty revenues were $34.2 million for the second quarter of 2014 compared to $31.7 million for the same period last year. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iii) Janssen Pharmaceuticals’ sales of NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol extended-release tablets).

The components of royalties are summarized as follows:

In millions	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Royalty:
Sensipar	$31.6	$28.9	$54.7	$51.1
REGPARA	1.9	2.0	4.3	3.9
NUCYNTA and other	0.7	0.8	1.3	1.5
Total	$34.2	$31.7	$60.3	$56.5

On August 15, 2014, the company will receive a cash payment of $23.6 million for the Sensipar/Mimpara royalties earned during the second quarter of 2014. The remaining $8.0 million of Sensipar/Mimpara royalties will be retained to repay a royalty advance received in August 2011 from Amgen. At June 30, 2014, NPS Pharma had $40.6 million in non-recourse debt secured by its Sensipar royalties.

Research and development

Research and development expenses were $21.2 million for the second quarter of 2014 as compared to $30.9 million for the same period last year. The decline was attributable to a decrease in costs related to the production of pre-approval Natpara inventory.

Selling, general and administrative

Selling, general and administrative expenses were $26.4 million for the second quarter of 2014 as compared to $14.5 million for the same period last year. The increase in selling, general and administrative expenses was primarily due to commercial activities related to Gattex/Revestive and pre-launch activities for Natpara.

Interest expense

Interest expense was $3.6 million for the second quarter of 2014 compared to $3.0 million for the same period last year. Interest expense was largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, rhPTH 1-84, and REGPARA revenues.

Cash and investments

The company’s cash, cash equivalents, and marketable investment securities were approximately $169.5 million at June 30, 2014 compared to $180.5 million at December 31, 2013.

Non-recourse debt

At June 30, 2014, all debt on the company’s balance sheet is non-recourse and secured solely by royalties related to Sensipar/Mimpara, REGPARA, and worldwide sales, excluding Israel, of PTH 1-84. After repayment of these obligations, the cash flows from these royalties will revert to NPS Pharma in accordance with the terms set forth in each agreement.

The following table reflects the company’s non-recourse debt at June 30, 2014 and December 31, 2013:

In millions
	June 30, 2014	December 31, 2013
Non-recourse debt:
Sensipar/Mimpara-secured	$40.7	$54.4
PTH 1-84-secured (worldwide, excluding Israel)	42.8	42.8
REGPARA-secured	33.3	35.2
Total non-recourse debt	116.8	132.4
Less current portion	9.3	8.8
Total long-term non-recourse debt	$107.5	$123.6

2014 Financial Guidance

The company is reiterating its full-year 2014 net sales guidance of $100 to $110 million.

The company continues to expect full-year 2014 operating expenses, excluding the impact of share-based compensation and cost of goods sold, to be between $180 and $200 million. NPS Pharma reported share-based compensation of $7.6 million for the six months ended June 30, 2014.

The foregoing financial guidance comprises projections based on numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward-looking statements, please see the disclosure notice below.

Conference Call Information

NPS will host a conference call beginning today at 5:00 p.m. Eastern Time. To participate in the conference call, dial (800) 510-9691 and use pass code 89848006. International callers may dial +1 (617) 614-3453, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 42267576, until midnight Eastern Time, August 20, 2014. International callers may access the replay by dialing +1 (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharma

NPS Pharma is a global biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases. The current therapeutic areas of focus for NPS Pharma are rare gastrointestinal disease and endocrine disorders. These include Short Bowel Syndrome, a potentially fatal gastrointestinal disorder in which patients may have to rely on parenteral nutrition for their survival; Hypoparathyroidism, a complex endocrine disorder in which the parathyroid glands are either absent or damaged, and the body produces insufficient or no parathyroid hormone; and Autosomal Dominant Hypocalcemia, an ultra-rare, genetic disorder of calcium homeostasis caused by mutations of the calcium-sensing receptor gene. NPS Pharma is actively seeking in-licensing opportunities to develop new therapies for a broad range of rare diseases, and complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals and Kyowa Hakko Kirin. NPS Pharma has operations in the U.S., Canada, Europe, Latin America and Japan. Learn more at: www.npsp.com

“NPS Pharma” and “NPS Pharmaceuticals” are the company's trademarks.

Disclosure notice

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward looking statements include, but are not limited to, statements concerning the company’s future financial performance and plans for the commercialization of its products, beliefs or expectations regarding our products in development, including statements regarding regulatory milestones, statements concerning the company’s plans for international expansion, beliefs or expectations regarding potential revenue and earnings from product sales, including beliefs regarding our ability to grow sales, expectations regarding the market size for our products, including those in development, and beliefs or expectations regarding our operating expenses. Risks associated to the company's business include, but are not limited to, the risks associated with any failure by the company to successfully commercialize Gattex/Revestive (teduglutide [rDNA origin]) for injection, including the risk that physicians and patients may not see the advantages of Gattex/Revestive and may therefore be reluctant to utilize the product, the risk that private and public payers may be reluctant to cover or provide reimbursement for Gattex, risks related to regulatory and reimbursement approvals for Natpara/Natpar (recombinant human parathyroid hormone 1-84 (rhPTH 1-84)), the risks associated with the company's strategy, global macroeconomic conditions, the impact of changes in management or staff levels, the effect of legislation effecting healthcare reform in the United States, as well as other risk factors described in the company's periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this press release and NPS undertakes no duty to update this information, whether as a result of new information, future events or otherwise.

NPS Pharmaceuticals and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues:
Product sales, net	$21,955	$4,801	$39,826	$5,455
Royalties	34,172	31,704	60,341	56,484
Total revenues	56,127	36,505	100,167	61,939

Cost of sales	2,737	473	4,614	538

Operating expenses:
Research and development	21,151	30,888	41,708	46,583
Selling, general and administrative	26,449	14,465	51,003	28,670
Total operating expenses	47,600	45,353	92,711	75,253
Operating income (loss)	5,790	(9,321)	2,842	(13,852)
Other (expense) income:
Interest income, net	103	58	224	113
Interest expense	(3,648)	(3,034)	(7,683)	(6,429)
Other	10	(88)	307	(13)
Total other expense, net	(3,535)	(3,064)	(7,152)	(6,329)
Income (loss) before income tax expense	2,255	(12,385)	(4,310)	(20,181)

Income tax expense	263	4	274	4
Net income (loss)	$1,992	($12,389)	($4,584)	($20,185)
Net income (loss) per common and potential common share:
Basic	$0.02	($0.13)	($0.04)	($0.22)
Diluted	$0.02	($0.13)	($0.04)	($0.22)
Weighted average common and potential common share:
Basic	106,807	97,321	105,218	92,886
Diluted	110,503	97,321	105,218	92,886

NPS Pharmaceuticals and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	June 30,	December 31,
	2014	2013
Assets:
Cash, cash equivalents and marketable investment securities	$169,482	$180,474
Account receivable	43,186	41,242
Inventory	32,680	30,035
Other current assets	8,447	7,001
Property and equipment, net	4,850	4,402
Goodwill	9,429	9,429
Intangibles, net	18,402	19,301
Debt issuance costs, net	284	338
Other	205	--
Total assets	$286,965	$292,222

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$33,770	$33,117
Convertible notes	-	16,545
Current portion of non-recourse debt*	9,270	8,752
Non-recourse debt, less current portion*	107,477	123,635
Other long-term liabilities	7,443	5,283
Total liabilities	157,960	187,332

Common stock and additional paid-in capital	1,156,385	1,127,523
Accumulated other comprehensive income	(107)	56
Accumulated deficit	(1,027,273)	(1,022,689)
Total stockholders' equity	129,005	104,890
Total liabilities and stockholders' equity	$286,965	$292,222

* Non-recourse debt secured by Sensipar®/Mimpara®, rhPTH 1-84, and REGPARA® revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Investors:
Susan Mesco, + 1 908-450-5516
smesco@npsp.com
or
Media:
Justine O’Malley, + 1 908-375-7665
jomalley@npsp.com